Exhibit 10.4

ARBIOS SYSTEMS, INC.

November 13, 2007

Mr. Walter Ogier
433 Main Street
Winchester, MA 01890

Dear Walter:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms regarding your separation of employment from Arbios Systems, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you. This agreement shall become effective (the “Effective Date”) upon full execution and upon expiration of the revocation period (without revocation by you) set forth in paragraph 10 below.

1. Separation of Employment. You acknowledge that your employment with the Company terminated, or will terminate, effective September 21, 2007 (the “Separation Date”), which includes a termination from all positions and offices with the Company and as a member of the Company’s Board of Directors effective on the Separation Date. You acknowledge that from and after the Separation Date, you have not had and shall not have any authority and have not and shall not represent yourself as an officer director, employee or agent of the Company.

2. Acknowledgement of Payment. You acknowledge that you have been paid all salary, bonus and accrued vacation due to you for the period of employment through the Separation Date, except that the amount of $30,000 which may become due you as a Performance Bonus under the incentive compensation plan approved by the Company’s Board of Directors on July 12, 2007. Such amount shall be earned conditioned on, and paid not later than thirty (30) days following, the closing by the Company of a financing transaction, including a transaction involving a strategic collaboration, in which the Company receives net proceeds of not less than $5,000,000 within one hundred eighty (180) days following the Separation Date. You also will be reimbursed for all expenses incurred, submitted and approved in accordance with the Company’s policies on expense reimbursement. Such payments were or, as the case may be, will be made without any requirement that you accept this agreement.

3. Severance Compensation. In exchange for the mutual covenants set forth in this agreement, the Company agrees to provide you with the following:

(a) Severance Pay. Payment of an amount equal to twelve (12) months of your gross monthly base salary of $25,000, less all applicable federal, state, local and other employment-related deductions, such payments to be made in approximately equal monthly installments beginning on the first regularly scheduled Company payday for senior executives which is at least ten (10) days after your acceptance of this Agreement.

(b) Health Insurance. In the event that you choose to exercise your right under Chapter 176J, Section 9 of the Massachusetts General Laws to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by such statute, regardless of whether you accept this Agreement), the Company shall pay its normal share of the costs for such coverage (the “Severance Benefits”) for a period of twelve (12) month(s) beginning on the Separation Date to the same extent that such insurance is provided to persons then currently employed by the Company, provided, however, that notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer you subsequently work for. Your co-pay, if any, shall be deducted from the monthly severance payments described in subsection (a) above or, if no such payments remain to be paid, shall be paid by you directly to the Company within seven (7) days of receipt of notice such payment is due.

(c) Notice of Eligibility for other Health Care Insurance. You agree to provide the Company with written notice immediately upon becoming eligible for coverage under another employer’s health insurance plan. The notice described herein shall be given in the same manner as prescribed for acceptance of this Agreement.

(d) Options. All unvested options under your Stock Option Agreement dated as of November 8, 2005 (Stock Option Number 61 and Stock Option Number 62 and hereinafter jointly the “2005 Option”) shall become exercisable as of the Separation Date. Options for 60,000 shares under your Stock Option Agreement dated as of July 10, 2007 (the “2007 Option”) shall become exercisable as of the Separation Date. Any vested options under both agreements shall be exercisable for ninety (90) days following the Separation Date in accordance with the terms of these agreements and for the additional twelve (12) month consulting period described in Section 5 below; in addition, should such twelve (12) month consulting period be extended by mutual agreement, the period in which you may extend the options shall be extended by an equal length of time.

You acknowledge and agree that the Severance Compensation provided in this Agreement is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice, and that this Severance Compensation to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

Notwithstanding any other provision of this Agreement, the Company, its officers, directors, employees, attorneys and agents make no guarantee of any tax consequences with respect to the payments or compensation set forth herein, including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended.

4. Unemployment Benefits. The Company agrees that it will not contest any claim for unemployment benefits by you with the Massachusetts Department of Employment and Training. The Company, of course, shall not be required to falsify any information.

5. Consulting. In exchange for the consideration set forth herein, including the extension of the option exercise period for an additional twelve (12) months as described in Section 3(d) above, you agree to provide the Company, at reasonable times and places as requested by the Company, including at the Company’s premises if needed, consulting services for eight (8) hours per month, for twelve (12) consecutive months, commencing on the Effective Date. The Company in making such requests shall take into account and attempt to accommodate your other work and personal commitments. If requested by the Company, you will provide it with a written summary from time to time of the services provided and the time spent on each activity. The twelve (12) month consulting period may be extended by mutual agreement in exchange for a further extension of the option exercise period as described in Section 3(d) above.

6. Cooperation. You agree that both during and at any time after your employment, you shall cooperate fully with the Company in connection with any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify the Chief Executive Officer or the Chairman of the Board of the Company. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this section.

7. Additional Covenants by You. You expressly acknowledge and agree to the following:

(a) that you have returned to the Company, and have not retained, all Company files and documents (and any copies thereof in any form or media) and property, including without limitation, any cell phone, computer, keys, key cards and vehicles, and that you shall abide by any and all contractual, common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; provided, however, that ownership of the Company laptop computer you have been using shall be transferred to you, and possession of it returned to you, after you have delivered it to the Company and permitted the Company, with verification by its Chief Financial Officer, to remove all Company information and property contained thereon;

(b) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(c) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and employees). Nothing herein shall apply to any legal action or proceeding to enforce the provisions of this Agreement, to any legal proceeding between you and any person subject to this provision, or to any communication required or privileged by law; and

(d) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Compensation already paid to you and/or, where applicable, the cost of same to the Company and to rescind and revoke any action taken pursuant to this Agreement.

8. Additional Covenants by the Company.

(a) Nondisparagement. The Company agrees that its officers and directors shall not make, or cause to be made, any statement (whether oral or written) that disparages you and will not engage in conduct which is intended to harm your reputation. Nothing herein shall apply to any legal action or proceeding to enforce the provisions of this Agreement, to any legal proceeding between you and any person subject to this provision, or to any communication required or privileged by law.

(b) Reference. In response to requests for references received by officers, directors or senior management of the Company, the Company will respond to the effect that you were in good standing with the Company through the period of your employment.

9. Release of Claims. You hereby agree that by signing this agreement and accepting the Severance Compensation, and other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1  whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date.

1 For the purposes of this section, the parties agree that the term “Company” shall include Arbios Systems, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, shareholders, owners, employees, attorneys, agents and assigns.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

•
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Separation Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

•
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts or other state statute.

•
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

•	Any other Claim arising under local, state or federal law.

Notwithstanding the foregoing, this section does not:

•
release the Company from any obligation expressly set forth in this Agreement or from any obligation, including without limitation obligations under the Workers Compensation laws, which as a matter of law cannot be released;

•	prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”);

•	prohibit you from participating in an investigation or proceeding by the EEOC or any comparable state or local agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay being provided to you under the terms of this Agreement.

10. Waiver of Employment. You hereby waive and release forever any right or rights you may have to employment with the Company and any affiliate thereof at any time in the future and agree not to seek or make application for employment with the Company or any affiliate thereof.

11. Assignment on Death. Notwithstanding paragraph 3 above or any provision of this Agreement, should you die before all of the Severance Compensation set forth in paragraph 3 above is paid, the Company will (1) make all remaining Severance Compensation payments to your estate, and/or (2) allow the exercise of stock options by your estate within the period set forth in Section 2(d) above.

12. Entire Agreement/Modification/Waiver/Choice of Law/Enforceability/Jury Waiver. You acknowledge and agree that, with the exception of your November 3, 2005 Employee Invention Assignment and Confidentiality Agreement and any other agreement relating to inventions and/or confidentiality, your November 3, 2005 Indemnification Agreement, and the 2005 Option and the 2007 Option, the terms of all of which you and the Company hereby acknowledge, reaffirm and agree to, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or the Company's right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within the Commonwealth of Massachusetts, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its formation or breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in the Commonwealth of Massachusetts and that material witnesses and documents would be located in the Commonwealth of Massachusetts. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this agreement.

This Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

If the foregoing correctly sets forth our agreement, please sign, date and return the enclosed copy of this agreement to me at Arbios Systems, Inc. by hand delivery or by mailing by first-class mail or overnight delivery within twenty-one (21) days of the date of this letter. You may revoke such acceptance in the same manner within seven (7) days of such acceptance.

Very truly yours,
ARBIOS SYSTEMS, INC.

By:	/s/ Tom Tully

Name:	Tom Tully

Title:

Dated:	November 13, 2007

Confirmed and Agreed:

/s/ Walter Ogier
Walter Ogier

Dated: November 13, 2007